Citigroup Funding Inc.	September 6, 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012-MTNDG0284 Registration Statement Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 424(b)(2)

BRL Denominated / USD Payable Coupon Notes due September 12, 2016
The notes will bear interest at a rate of 7.15% per annum.  The notes are denominated in Brazilian Reais (“BRL”), but your initial investment, all interest payments and your payment at maturity will be made in U.S. Dollars (“USD”) based on the BRL amount of the issue price or such payments, as applicable, converted at the BRL/USD exchange rate on the pricing date or relevant valuation date, as applicable. Because of this mandatory conversion, your investment in the notes and each interest payment is subject at all times to BRL/USD exchange rate risk.

If the BRL strengthens relative to the USD from the pricing date to the applicable valuation date, the amount you receive in USD terms on the related payment date will be greater than it would be based on the initial BRL/USD exchange rate.  Conversely, if the BRL weakens relative to the USD from the pricing date to the applicable valuation date, the amount you receive in USD terms on the related payment date will be less than it would be based on the initial BRL/USD exchange rate.  You will not receive a fixed amount in USD on any interest payment date or at maturity.  As a result of this currency exchange rate risk, you could lose some or a substantial portion of your initial investment in USD terms.

The notes are senior unsecured obligations of Citigroup Funding Inc. and guaranteed by Citigroup Inc.  Investors must be willing to accept the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations under the notes.

It is important for you to consider the information contained in this pricing supplement together with the information contained in the accompanying prospectus supplement and prospectus in connection with your investment in the notes.  The description of the notes below supplements, and to the extent inconsistent with replaces, the description of the general terms of the notes set forth in the accompanying prospectus supplement and prospectus.
KEY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company
Issue price per note:	BRL 1,000, payable in USD at the initial BRL/USD exchange rate
BRL principal amount per note:	BRL 1,000
Aggregate principal amount:	BRL 39,924,000
Initial BRL/USD exchange rate:	2.0375, the BRL/USD exchange rate on the pricing date
Pricing date:	September 6, 2012
Issue date:	September 12, 2012
Maturity date:
September 12, 2016.  If the maturity date is not a business day, the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the maturity date, and no additional interest will accrue as a result of delayed payment.

Denomination currency:	Brazilian Reais
Payment currency:	U.S. Dollars
Payment at maturity per note:
BRL 1,000 plus any accrued and unpaid interest, converted into U.S. Dollars at the BRL/USD exchange rate on the final valuation date.
The amount of principal that is paid to you at maturity is subject to currency exchange risk and may be less, and possibly significantly less, in USD terms than your initial investment.

Interest rate:	7.15% per annum
Interest payment per note:
The product of BRL 1,000 and the interest rate.  This amount will be converted into U.S. Dollars at the exchange rate on the applicable valuation date.
The amount of each interest payment you receive is subject to currency exchange risk.

Interest payment dates:
September 12, 2013, September 12, 2014, September 12, 2015 and the maturity date.  If an interest payment date falls on a day that is not a business day, the interest payment to be made on that interest payment date will be made on the next succeeding business day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of delayed payment.

Interest period:	Annual
Valuation dates:
The fifth currency business day preceding the relevant interest payment date, subject to postponement as described under “Determination of the BRL/USD Exchange Rate” in this pricing supplement.  We refer to the fifth currency business day preceding the maturity date as the final valuation date.

BRL/USD exchange rate:
On any currency business day, the rate for conversion of Brazilian Reais into U.S. Dollars (expressed as the amount of Brazilian Reais per one U.S. Dollar), as determined by reference to the Reuters page “BRFR” on such currency business day. See “Determination of the BRL/USD Exchange Rate” in this pricing supplement.

CUSIP	1730T0WP0
ISIN:	US1730T0WP01
Listing:	The notes will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the notes unless you are willing to hold them to maturity.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “General Information—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.
Underwriting fee and issue price:	Issue price	Underwriting fee(1)	Proceeds to Issuer
Per note:	100%	1.75%	98.25%
Total:	BRL 39,924,000	BRL 698,670	BRL 39,225,330
(1)  Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of 1.75% for each note sold in this offering.  Selected dealers affiliated with Citigroup Global Markets Inc., including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisers will collectively receive from Citigroup Global Markets Inc. a fixed selling concession of 1.75% for each note they sell, and selected dealers not affiliated with Citigroup Global Markets Inc. will receive a fixed selling concession of 1.75% for each note they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors,” “General Information—Fees and selling concessions” and “General Information—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement for more information.
Investing in the notes involves risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on page PS-2.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINK BELOW.
Prospectus Supplement and Prospectus filed on May 12, 2011:  http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm
THE NOTES ARE NOT BANK DEPOSITS OR SAVINGS ACCOUNTS, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK

Citigroup Funding Inc.

BRL Denominated / USD Payable Coupon Notes due September 12, 2016

Risk Factors

An investment in the notes, which are denominated in Brazilian Reais rather than U.S. Dollars, entails significant risks that are not associated with a similar investment in a security denominated in U.S. Dollars.  The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

▪
Your payment at maturity and annual interest payments are exposed to currency exchange rate risk with respect to the Brazilian Real relative to the U.S. Dollar. All amounts payable to you on the notes, including your annual interest payments and the return of principal at maturity, will be denominated in BRL but will be mandatorily converted and paid to you in USD at the BRL/USD exchange rate on the applicable valuation date.  If the BRL is weaker relative to the USD on the valuation date applicable to each annual interest payment than on the pricing date, the amount of your interest payments will be lower than they would have been as calculated on the pricing date.  Similarly, if the BRL is weaker relative to the USD on the final valuation date than on the pricing date, your payment at maturity will be less, and possibly significantly less, than your initial investment in the notes in USD terms.  As a result of this currency exchange risk, you could lose a substantial portion of your initial investment in USD terms.

The BRL/USD exchange rate will vary over time, and may vary considerably during the term of the notes. The value of the Brazilian Real or the U.S. Dollar is at any moment a result of the supply and demand for that currency. Changes in the BRL/USD exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Brazil, the United States and other relevant countries or regions.  Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments in Brazil and the United States, and between each country and its major trading partners; and the extent of governmental surplus or deficit in Brazil and the United States.  All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by Brazil and the United States, and those of other countries important to international trade and finance.

▪
The notes are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the notes.  You are subject to the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments due on the notes.  The notes are not guaranteed by any entity other than Citigroup Inc.  If we default on our obligations and Citigroup Inc. defaults on its guarantee obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the value of the notes.

▪
The inclusion of underwriting fees and projected profit from the hedging in the issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the notes in secondary market transactions will likely be lower than the public offering price because the public offering price of the notes includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. Any secondary market price for the notes is also likely to be reduced by the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The value of the notes prior to maturity will be influenced by many unpredictable factors.  We expect that the BRL/USD exchange rate on any day will affect the value of the notes more than any other single factor.  Other factors that may influence the value of the notes include: (i) the volatility (frequency and magnitude of changes in

September 2012	PS-2

Citigroup Funding Inc.

BRL Denominated / USD Payable Coupon Notes due September 12, 2016

▪
value) of the BRL/USD exchange rate; (ii) interest and yield rates in Brazil and the United States; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the BRL, the USD or currencies markets generally and that may affect the BRL/USD exchange rate on the valuation dates; (iv) the time remaining to the maturity of the notes; and (v) any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The BRL/USD exchange rate may be, and has recently been, volatile and we can give you no assurance that this volatility will lessen.  You should understand that the value of your notes at any time prior to maturity may be significantly less than your initial investment in the notes in USD terms.  If you are able to sell your notes prior to maturity, you may be required to sell them at a particularly large discount from the USD equivalent of your initial investment if, at the time of sale, the BRL has weakened or is expected to weaken relative to the USD.

▪
The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.

Citigroup Global Markets Inc. intends to make a secondary market in relation to the notes and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets Inc. shall be determined in Citigroup Global Markets Inc.'s sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets Inc. that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets Inc. may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the notes and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the notes until the maturity date. Where a market does exist, to the extent that an investor wants to sell the notes, the price may, or may not, be at a discount from the USD equivalent of your initial investment.

▪
The strength of the BRL relative to the USD may be correlated to the demand for commodities.  Brazil depends heavily on the export of commodities, and the value of the Brazilian Real relative to the U.S. Dollar may, therefore, exhibit a high correlation to the demand for certain commodities. As a result, a decrease in the demand for the relevant commodities may negatively affect the value of the Brazilian Real relative to the U.S. Dollar and, therefore, the value of the notes.

▪
The notes are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk.  A U.S. Dollar investment in the notes is subject to risk of significant adverse fluctuations in the exchange rate of a single emerging market currency, the Brazilian Real, relative to the U.S. Dollar.  There is an increased risk of significant adverse fluctuations in the exchange rates of emerging market currencies as they are currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  As a result, emerging markets currencies such as the Brazilian Real may be subject to higher volatility than major currencies, especially in environments of risk aversion and deleveraging.  With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Furthermore, currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies.  Global events, even if not directly applicable to Brazil or its currency, may increase volatility or adversely affect the value of the Brazilian Real.  Each of the foregoing factors or events may negatively affect the value of your notes.

▪
Government intervention in the currency markets could materially and adversely affect the value of the notes.  Governments, including those of Brazil and the United States, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, any amounts payable on the notes, as well as the liquidity and value of the notes could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.

September 2012	PS-3

Citigroup Funding Inc.

BRL Denominated / USD Payable Coupon Notes due September 12, 2016

The BRL/USD exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the Brazilian Real relative to the U.S. Dollar.  In 1999, the Brazilian Real suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the BRL/USD exchange rate.  Since then the exchange rate has fluctuated considerably.  In addition, under certain conditions the government has the ability to restrict the conversion of the Brazilian Real into foreign currencies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

There will be no offsetting adjustment or change made during the term of the notes in the event that the floating exchange rate between the BRL and the USD should become fixed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Brazilian Real or the U.S. Dollar, or any other currency.  Any significant changes or governmental actions with respect to the Brazilian Real, the U.S. Dollar or any other currency that result in a weakening of the BRL relative to the USD will adversely affect the value of the notes and the return on an investment in the notes in USD terms.

In addition, if the Brazilian Real is lawfully eliminated, converted, redenominated or exchanged by Brazil during the term of the notes, the calculation agent, in its sole discretion, will determine the BRL/USD exchange rate (or make such adjustment to the BRL/USD exchange rate or BRL principal amount, as required) on each subsequent valuation date, and such determinations may adversely affect the amounts payable to you on the notes.

▪
Even though currencies trade around-the-clock, the notes will not.  The interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the notes, if any secondary market develops, will not conform to the hours during which the BRL and/or the USD are traded.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the BRL/USD exchange rate used in calculating any payment due to you on the notes.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

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Currency exchange rate risks can be expected to heighten in periods of financial turmoil.  In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions and potentially positive consequences to the currencies of regions that might benefit from this movement of capital.  For example, if the U.S. Dollar is perceived to be a safer investment than certain other world currencies, resulting in a sudden capital inflow to the United States, it could cause the USD to strengthen relative to the BRL, which would adversely affect the value of the notes and the return on an investment in the notes in USD terms.  In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the strength of the BRL relative to the USD. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes.

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The historical BRL/USD exchange rate is not an indication of its future performance. The historical performance of the BRL/USD exchange rate, which is included in this pricing supplement, should not be taken as an indication of future BRL/USD exchange rates during the term of the notes. Changes in the BRL/USD exchange rate will affect the amounts payable on and the value of the notes, but it is impossible to predict whether the Brazilian Real will strengthen or weaken against the U.S. Dollar.

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Suspension or disruptions of market trading in the Brazilian Real may adversely affect the value of the notes.  The currency markets are subject to temporary distortions or other disruptions due to various factors,

September 2012	PS-4

Citigroup Funding Inc.

BRL Denominated / USD Payable Coupon Notes due September 12, 2016

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including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators.  These circumstances could adversely affect the BRL/USD exchange rate and, therefore, any payment due to you on the notes and the value of the notes in any secondary market that may develop.

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The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the notes.  Citibank, N.A., the calculation agent for the notes, is an affiliate of ours and will determine the BRL/USD exchange rate on each of the valuation dates and will calculate the amount you will receive on each interest payment date and at maturity.  Determinations made by Citibank, N.A. in its capacity as calculation agent, including with respect to the determination of the BRL/USD exchange rate under certain circumstances as described under “Determination of the BRL/USD Exchange Rate,” may adversely affect the amount of one or more interest payments to you or your payment at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the notes.  One or more of our affiliates have hedged our obligations under the notes and will carry out hedging activities related to the notes (and possibly to other instruments linked to the BRL and/or USD), including trading in options, swaps and/or futures contracts on the BRL and cross currency swaps, as well as in other instruments related to the BRL and/or USD and related interest rates.  Our affiliates also trade the BRL and other financial instruments related to the BRL on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities at or prior to the pricing date could have increased the value of the BRL relative to the USD at the time of your initial investment and, as a result, the value that the BRL must attain relative to the USD on the final valuation date before you would receive a payment of principal at maturity that, following conversion into USD, equals or exceeds your initial investment in the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the BRL/USD exchange rate on any valuation date and, accordingly, the amount of USD you will receive on the related interest payment date or the maturity date.

▪
Citigroup Global Markets Inc. or its affiliates may publish research that could affect the value of the notes.  Citigroup Global Markets Inc. or its affiliates and agents may publish research from time to time on financial markets, currencies generally, or the BRL/USD exchange rate in particular, and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities may affect the value of the notes.  You should make your own independent investigation of the merits of investing in the notes.

September 2012	PS-5

Citigroup Funding Inc.

BRL Denominated / USD Payable Coupon Notes due September 12, 2016

GENERAL INFORMATION
United States federal tax considerations:
Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the notes issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of the ownership and disposition of the notes.  It applies only to an initial investor who purchases the notes at their stated principal amount and holds them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

▪      certain financial institutions;

▪      dealers or traders subject to a mark-to-market method of tax accounting with respect to the notes;

▪      investors holding the notes as part of a “straddle,” hedging transaction, conversion transaction or constructive sale transaction;

▪      U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

▪      entities classified as partnerships for U.S. federal income tax purposes;

▪      regulated investment companies;

▪      tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”; and

▪      persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding notes and partners in such partnerships should consult their tax advisers as to the particular U.S. federal tax consequences of holding and disposing of notes.

As the law applicable to the U.S. federal taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Investors should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes (including the application of certain rules and U.S. Treasury regulations relating to foreign currency transactions) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

▪      a citizen or individual resident of the United States;

▪      a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

▪      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

September 2012	PS-6

Citigroup Funding Inc.

BRL Denominated / USD Payable Coupon Notes due September 12, 2016

Tax Treatment of the Notes

Payments of Interest.  In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be subject to U.S. Treasury regulations governing debt instruments denominated in foreign currency (the “Foreign Currency Debt Rules”).  Accordingly, interest income received will be taxable to a cash method U.S. Holder as ordinary income at the time of receipt, and should equal the amount of U.S. dollars received.  An accrual method U.S. Holder will be required to include in income the U.S. dollar value of the amount of interest income (determined in Brazilian reais (“BRL”)) that has accrued during an accrual period.  The U.S. dollar value of the accrued interest income will be determined by translating the income from BRL to U.S. dollars at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year.  In addition to the interest income accrued as described above, an accrual method U.S. Holder will recognize exchange gain or loss, which will be treated as ordinary income or loss that is not interest income or expense, with respect to accrued interest income on the date the interest payment (or proceeds from a sale, exchange or other disposition that are attributable to accrued interest) is actually received.  The amount of exchange gain or loss recognized should equal the difference between the amount of payment received in respect of the accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above).  A U.S. Holder may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

Sale, Exchange or Retirement of the Notes.  Upon a sale or exchange of the notes, or upon retirement of the notes at maturity, a U.S. Holder will be required to recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s tax basis in the note.  The amount realized should be the U.S. dollar amount a U.S. Holder receives (but excluding any amount attributable to accrued interest, which will be treated as described above under “ – Payments of Interest”).   A U.S. Holder’s tax basis in the note will generally equal the holder’s U.S. dollar cost of such note.  Under the Foreign Currency Debt Rules, all or a portion of the gain or loss on the note recognized by the U.S. Holder will be exchange gain or loss, which will be treated as ordinary income or loss. Except to the extent of exchange gain or loss (as described below), gain or loss realized on the sale or exchange of a note will generally be capital gain or loss, and will be long-term capital gain or loss if at the time of the sale or exchange the note has been held for more than one year.  The deductibility of capital losses is subject to limitations.

If the notes are held until maturity, the entire gain or loss realized upon retirement of the notes at maturity should be treated as exchange gain or loss.  In the case of a sale or exchange of a note prior to maturity, the exchange gain or loss should equal the difference between (i) the U.S. dollar value of the note’s principal amount, determined at the time the note is disposed of, and (ii) the U.S. dollar value of the note’s principal amount, determined at the time the U.S. Holder acquired the note.  Exchange gain or loss (including exchange gain or loss recognized with respect to accrued interest) will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the note.  If a U.S. Holder recognizes exchange loss upon a sale, exchange or retirement of a note above certain thresholds, the holder may be required to file a disclosure statement with the IRS.  U.S. Holders should consult their tax advisers regarding this reporting obligation.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

▪      an individual who is classified as a nonresident alien;

September 2012	PS-7

Citigroup Funding Inc.

BRL Denominated / USD Payable Coupon Notes due September 12, 2016

▪      a foreign corporation; or

▪      a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the notes.

A Non-U.S. Holder of the notes generally will not be subject to U.S. federal withholding or income tax in respect of amounts paid to the Non-U.S. Holder, provided that: (i) income or gain in respect of the notes is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the notes on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person.

If a Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain in respect of the notes is effectively connected with the conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. Such holders should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the notes, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Information Reporting and Backup Withholding

Amounts paid on the notes, and the proceeds received from a sale or other disposition of the notes, may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder (or a financial institution holding the notes on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with the appropriate IRS Form W-8 will generally establish an exemption from backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Currency business day:
A day on which commercial banks are open for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in (i) New York City and (ii) any of São Paulo, Rio de Janeiro or Brasilia disregarding any unscheduled holiday.

Business day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law or executive order to close.
Unscheduled holiday:
Any day that is not a currency business day and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly available information) until a time later than 9:00 a.m. local time in São Paulo or New York, as applicable, on the date that is five currency business days prior to the applicable valuation date.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005) will serve as trustee for the notes.
Use of proceeds and hedging:
The net proceeds received from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

September 2012	PS-8

Citigroup Funding Inc.

BRL Denominated / USD Payable Coupon Notes due September 12, 2016

Hedging activities related to the notes by one or more of our affiliates will likely involve trading in one or more instruments, such as options, swaps and/or futures, related to the Brazilian Real, cross currency swaps and/or by taking positions in any other available currencies or instruments that we may wish to use in connection with such hedging. It is possible that our affiliates may profit from this hedging activity, even if the value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Funding Inc.’s affiliate, Citigroup Global Markets Inc., may be willing to purchase your notes in the secondary market. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA and IRA purchase considerations:
Each purchaser of the notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the notes through and including the date of disposition of such notes that either:

(a)   it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)  if it is a Plan, either (A)(i) none of Citigroup Global Markets Inc., its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement.  Please also refer to the section “ERISA Matters” in the accompanying prospectus.

Fees and selling concessions:
Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of 1.75% from Citigroup Funding Inc. for each note sold in this offering.  Selected dealers affiliated with Citigroup Global Markets Inc., including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisers will collectively receive from Citigroup Global Markets Inc. a fixed selling concession of 1.75% for each note they sell, and selected dealers not affiliated with Citigroup Global Markets Inc. will receive a fixed selling concession of 1.75% for each note they sell.

Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” above and “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter if, within 30 days of the offering, the underwriter repurchases the notes distributed by such dealers.

Supplemental information regarding plan of distribution; conflicts of interest:
The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets Inc., govern the sale and purchase of the notes.

Citigroup Global Markets Inc., acting as principal, has agreed to purchase from Citigroup

September 2012	PS-9

Citigroup Funding Inc.

BRL Denominated / USD Payable Coupon Notes due September 12, 2016

Funding Inc., and Citigroup Funding Inc. has agreed to sell to Citigroup Global Markets Inc., BRL 39,924,000 principal amount of the notes (39,924 notes) for 98.25% of the BRL principal amount per note (converted into USD at the initial BRL/USD exchange rate), any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets Inc. proposes to offer the notes to selected dealers at 100.00% of the BRL principal amount per note (converted into USD at the initial BRL/USD exchange rate) less a selling concession as described under “—Fees and selling concessions” above.

The notes will not be listed on any securities exchange and, accordingly, will have limited or no liquidity.  You should not invest in the notes unless you are willing to hold them to maturity.

In order to hedge its obligations under the notes, Citigroup Funding Inc. has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the sections “Risk Factors—Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the notes” and “General Information—Use of proceeds and hedging” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc. is an affiliate of Citigroup Funding Inc. Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client. See “Plan of Distribution; Conflicts of Interest” in the accompanying prospectus supplement for more information.

Calculation agent:
Citibank, N.A., an affiliate of Citigroup Funding Inc., will serve as calculation agent for the notes. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding Inc., Citigroup Inc. and the holders of the notes. Citibank, N.A. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Paying agent:	Citibank, N.A. will serve as will serve as paying agent and registrar and will also hold the global security representing the notes as custodian for The Depository Trust Company (“DTC”).
Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000).  All other clients may contact their local brokerage representative.

We encourage you to also read the accompanying prospectus supplement and prospectus, which can be accessed via the hyperlink on the front page of this pricing supplement, in connection with your investment in the notes.

September 2012	PS-10

Citigroup Funding Inc.

BRL Denominated / USD Payable Coupon Notes due September 12, 2016

Determination of the BRL/USD Exchange Rate

On any currency business day, the BRL/USD exchange rate will equal the BRL09 (as defined below) as determined by reference to the rate displayed on the Reuters page “BRFR” (or any successor page as determined by the calculation agent) on such day; provided that:

(i)	if no such rate is displayed on the Reuters page “BRFR” for such day;

(ii)	such day is an unscheduled holiday;

(iii)	the calculation agent determines in good faith that the rate so displayed on the Reuters page “BRFR” is manifestly incorrect; or

(iv)	a price materiality event (as defined below) occurs;

then the BRL/USD exchange rate will be the BRL12.  In the event the BRL12 is unavailable, the determination of the BRL/USD exchange rate may be postponed by the calculation agent for up to five consecutive business days on which one or more of the above events is occurring, but not past the day that is two business days immediately prior to the relevant interest payment date or the maturity date, as applicable.  If one or more of the above events continues to exist for a consecutive number of days beyond five business days (measured from the originally scheduled relevant valuation date) or beyond the day that is two business days immediately prior to the relevant interest payment date or the maturity date, as applicable, then the BRL/USD exchange rate will be the BRL13.  In the event the BRL13 is unavailable, the BRL/USD exchange rate will be a rate equal to the arithmetic mean, as determined by the calculation agent, of the firm quotes of exchange rates for conversion of Brazilian Reais into U.S. Dollars determined by at least five independent leading dealers, selected by the calculation agent (the “reference dealers”), in the underlying market for Brazilian Reais; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of Brazilian Reais into U.S. Dollars determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the calculation agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the BRL/USD exchange rate shall be the exchange rate as determined by the calculation agent in good faith on such day, taking into account any objective information as reasonably available at that time.  Quotations of the calculation agent or any of its affiliates may be included in the calculation of any mean described above, but only to the extent that any such exchange rate quoted is the lowest of the exchange rate quotes obtained.

“BRL09” means BRL PTAX (BRL09), which, on any date of determination, is the Brazilian Real/U.S. Dollar offered rate for U.S. Dollars, expressed as the amount of Brazilian Reais per one U.S. Dollar, for settlement in two currency business days reported by the Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacões para Contabilidade” or “Rates for Accounting Purposes”) by approximately 6:00 p.m., São Paulo time, on that date.

“BRL12” means EMTA BRL Industry Survey Rate, which, on any date of determination, is the Brazilian Real/U.S. Dollar Specified Rate for U.S. Dollars, expressed as the amount of Brazilian Reais per one U.S. Dollar, for settlement in two currency business days, as published on the Emerging Markets Traders Association (“EMTA”) web site (www.emta.org) at approximately 3:45 p.m. (São Paulo time), or as soon thereafter as practicable, on that date.  The rate is calculated by EMTA (or a service provider EMTA may select in its sole discretion) pursuant to the EMTA BRL Industry Survey Methodology (which means a methodology, dated as of March 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions in Brazil that are active participants in the Brazilian Real/U.S. Dollar spot markets for the purpose of determining the EMTA BRL Industry Survey Rate).

 “BRL13” means EMTA Indicative Survey Rate, which, on any date of determination, is the Brazilian Real/U.S. Dollar Specified Rate for U.S. Dollars, expressed as the amount of Brazilian Reais per one U.S. Dollar, for settlement in two currency business days, as published on EMTA’s web site (www.emta.org) at approximately 12:00 p.m. (São Paulo time), or as soon thereafter as practicable, on such date of determination.  The rate is calculated by EMTA (or a service provider EMTA may select in its sole discretion) pursuant to the EMTA BRL Indicative Survey Methodology (which means a methodology, dated as of March 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions that are active participants in the Brazilian Real/U.S. Dollar markets for the purpose of determining the EMTA BRL Indicative Survey Rate).

A “price materiality event” shall be deemed to occur if (i) the BRL09 as displayed on the Reuters page “BRFR” has been, in the good faith belief of the calculation agent, inflated or deflated by government intervention or (ii) the difference between such rate and either the BRL12 or the BRL13 is more than 3%.

September 2012	PS-11

Citigroup Funding Inc.

BRL Denominated / USD Payable Coupon Notes due September 12, 2016

How the Notes Work

The notes are denominated in BRL; however, all interest payments and the payment at maturity will be made in USD based on the BRL amount of such payment and converted at the BRL/USD exchange rate as of the relevant valuation date.  Accordingly, such payments will vary depending on the BRL/USD exchange rate on the related valuation dates.  An investment in the notes entails significant risks that are not associated with a similar investment in a security denominated in U.S. Dollars.  Your investment in the notes and any payment you receive on the notes is subject at all times to BRL/USD currency exchange rate risk.

The BRL/USD exchange rate reflects the amount of Brazilian Reais that can be exchanged for one U.S. Dollar.  If the BRL/USD exchange rate decreases, this means that the BRL has appreciated or strengthened relative to the USD.  If the BRL/USD exchange rate increases, this means that the BRL has depreciated or weakened relative to the USD.  In connection with your investment, you should understand how currency exchange rates work and the potential effects of currency exchange rate risk on the notes.

The following hypothetical examples illustrate how your interest payments and the amount of principal payable at maturity are affected by the performance of the BRL relative to the USD. The following examples are hypothetical and are provided for illustrative purposes only. The examples are based on a BRL/USD exchange rate of 2.0375 at the time of your initial investment and an interest rate of 7.15%.  The USD equivalent of BRL 1,000, the issue price per note, at this BRL/USD exchange rate is $490.80.  The USD equivalent of an annual interest payment at this BRL/USD exchange rate is approximately $35.09 per note.

Interest Amounts

Example 1—The BRL has strengthened relative to the USD from the pricing date to the valuation date to a BRL/USD exchange rate of 1.50.  The interest amount per note payable to you will be calculated as follows:

Interest amount	=	BRL 1,000 × interest rate	=	BRL 1,000 × 7.15%	=	$47.67
		applicable exchange rate		1.50 BRL/USD

Because the BRL has strengthened against the USD on the valuation date, the interest amount (in USD terms) is greater than the amount that would have been payable had the BRL depreciated or remained unchanged from the pricing date.

Example 2—The BRL has weakened relative to the USD from the pricing date to the valuation date to a BRL/USD exchange rate of 3.00.  The interest amount per note payable to you will be calculated as follows:

Interest amount	=	BRL 1,000 × interest rate	=	BRL 1,000 × 7.15%	=	$23.83
		applicable exchange rate		3.00 BRL/USD

Because the BRL has weakened against the USD on the valuation date, the interest amount (in USD terms) is less than the amount that would have been payable had the BRL appreciated or remained unchanged from the pricing date.

Amount of Principal Payable at Maturity

Example 3—The BRL has strengthened relative to the USD from the pricing date to the final valuation date to a BRL/USD exchange rate of 1.50.  Your payment of principal at maturity per note will be calculated as follows:

Payment of principal at maturity	=	BRL 1,000	=	BRL 1,000	=	$666.67
		applicable exchange rate		1.50 BRL/USD

Because the BRL has strengthened against the USD from the pricing date to the final valuation date, the principal amount of the notes (in USD terms) is greater than the principal amount of the notes (in USD terms) on the pricing date.

September 2012	PS-12

Citigroup Funding Inc.

BRL Denominated / USD Payable Coupon Notes due September 12, 2016

Example 4—The BRL has weakened relative to the USD from the pricing date to the final valuation date to a BRL/USD exchange rate of 3.00.  Your payment of principal at maturity per note will be calculated as follows:

Payment of principal at maturity	=	BRL 1,000	=	BRL 1,000	=	$333.33
		applicable exchange rate		3.00 BRL/USD

Because the BRL has weakened against the USD from the pricing date to the final valuation date, the principal amount of the notes (in USD terms) is less than the principal amount of the notes (in USD terms) on the pricing date.

If the BRL weakens relative to the USD over the term of your investment, the amount of principal you receive at maturity will be less, and may be significantly less, than the amount of your initial investment in USD terms.

September 2012	PS-13

Citigroup Funding Inc.

BRL Denominated / USD Payable Coupon Notes due September 12, 2016

Historical Information

The following table sets forth the published high, low and end-of-quarter BRL/USD exchange rates (BRL09), expressed as the amount of Brazilian Reais per one U.S. Dollar, for each quarter in the period from January 2, 2007 through September 6, 2012.  The related graph sets forth the BRL/USD exchange rate for each day such rate was available for that same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  You cannot predict the future performance of the BRL relative to the USD based on its historical performance.  We cannot give you any assurance that the Brazilian Real will strengthen relative to the U.S. Dollar on any valuation date.  In addition, the exchange rates published by Bloomberg Financial Markets may differ from the rate determined pursuant to “Determination of the BRL/USD Exchange Rate” above.

Any increase in the BRL/USD exchange rate shown in the table and graph below represents a weakening of the BRL relative to the USD, and any decrease in the BRL/USD exchange rate shown in the table and graph below represents a strengthening of the BRL relative to the USD.

BRL/USD Exchange Rates	High	Low	Period End
2007
First Quarter	2.1556	2.0504	2.0504
Second Quarter	2.0478	1.9047	1.9262
Third Quarter	2.1124	1.8389	1.8389
Fourth Quarter	1.8501	1.7325	1.7713
2008
First Quarter	1.8301	1.6700	1.7491
Second Quarter	1.7534	1.5919	1.5919
Third Quarter	1.9559	1.5593	1.9143
Fourth Quarter	2.5004	1.9213	2.3370
2009
First Quarter	2.4218	2.1889	2.3152
Second Quarter	2.2899	1.9301	1.9516
Third Quarter	2.0147	1.7781	1.7781
Fourth Quarter	1.7879	1.7024	1.7412
2010
First Quarter	1.8773	1.7227	1.7810
Second Quarter	1.8811	1.7306	1.8015
Third Quarter	1.8006	1.6942	1.6942
Fourth Quarter	1.7336	1.6554	1.6662
2011
First Quarter	1.6912	1.6287	1.6287
Second Quarter	1.6339	1.5611	1.5611
Third Quarter	1.9016	1.5345	1.8544
Fourth Quarter	1.8937	1.6885	1.8758
2012
First Quarter	1.8683	1.7024	1.8221
Second Quarter	2.0904	1.8256	2.0213
Third Quarter (through September 6, 2012)	2.0499	1.9888	2.0375

The BRL/USD exchange rate on September 6, 2012 was 2.0375.

September 2012	PS-14

Citigroup Funding Inc.

BRL Denominated / USD Payable Coupon Notes due September 12, 2016

Historical BRL/USD Exchange Rates January 2, 2007 through September 6, 2012

Additional Information

General

The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus.  All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding Inc., and the guarantee of all payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  The notes will be issued only in fully registered form and in denominations of BRL 1,000 per note and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the notes and of the senior debt indenture under which the notes will be issued.

Book-Entry Procedures

You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by DTC or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts those systems maintain with DTC.  You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

No Redemption

The notes are not subject to redemption at the option of Citigroup Funding Inc. or any holder prior to maturity.

Events of Default and Acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to the notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes will be determined by the calculation agent and will equal, for each note, the principal payable at maturity, calculated as though the final valuation date were the date of such acceleration, plus any accrued and unpaid interest to the date of such acceleration.  Any such payment of interest will be computed on the basis of a 360-day year of twelve 30-day months, or in the case of an incomplete month, the number of days elapsed from and including the issue date or the immediately succeeding interest payment date, as applicable, to the date of such acceleration or the commencement of such proceeding, as applicable.

September 2012	PS-15

Citigroup Funding Inc.

BRL Denominated / USD Payable Coupon Notes due September 12, 2016

In case of default under the notes, whether in the payment of interest or any other payment due under the notes, no interest will accrue on such overdue payment either before or after the maturity date.

Potential Future Events

It is possible that Citigroup Funding Inc. will merge into Citigroup Inc. in the near future.  If a merger occurs, Citigroup Inc. will assume all the obligations of Citigroup Funding Inc. under the notes, as required by the indenture under which the notes are issued.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Funding Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Funding Inc. and Citigroup Inc. respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 26, 2012, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 26, 2012, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Funding Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Funding Inc. and Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Funding Inc. and Citigroup Inc., as applicable.

In the opinion of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Funding Inc. has duly established the terms of the notes offered by this pricing supplement and duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) each of Citigroup Funding Inc. and Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture dated as of June 1, 2005, among Citigroup Funding Inc., as issuer, Citigroup Inc., as guarantor, and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., has been duly authorized, executed, and delivered by Citigroup Funding Inc. and Citigroup Inc.; and (iv) the execution and delivery of such indenture by Citigroup Funding Inc. and Citigroup Inc. and of the notes offered by this pricing supplement by Citigroup Funding Inc., and the performance by each such party of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Douglas C. Turnbull, or other internal attorneys with whom he has consulted, have examined and are familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Funding Inc. and Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Funding Inc. or Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

September 2012	PS-16

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document.  We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term Notes, Series D

BRL Denominated / USD Payable
Coupon Notes
due September 12, 2016

(BRL 1,000 Principal Amount per Note)
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
September 6, 2012

(Including Prospectus Supplement dated
May 12, 2011 and Prospectus dated
 May 12, 2011)

TABLE OF CONTENTS

Page
Pricing Supplement
Key Terms	PS-1
Risk Factors	PS-2
General Information	PS-6
Determination of the BRL/USD Exchange Rate	PS-11
How the Notes Work	PS-12
Historical Information	PS-14
Additional Information	PS-15
Validity of the Notes	PS-16

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28